Exhibit 10.25

THE HARTFORD 2020 STOCK INCENTIVE PLAN:

ADMINISTRATIVE RULES

RELATING TO AWARDS FOR NON-EMPLOYEE DIRECTORS

Set forth below, effective as of the first day of the 2020-2021 Board service year, are the Administrative Rules (“Rules”) which have been authorized by the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors of The Hartford Financial Services Group, Inc. (the “Company”) for the administration of awards under The Hartford 2020 Stock Incentive Plan (the “Plan”) for Non-Employee Directors of the Company. All terms and conditions of the Plan (including those relating to any Change of Control of the Company), as they may be amended from time to time, and the rules and interpretations applicable under the Plan, as they may be adopted by the Compensation Committee from time to time, shall apply to all awards granted under the Plan except as otherwise provided pursuant to the Rules set forth herein. Capitalized terms used herein shall have the meanings specified herein or assigned by the Plan.

1.Annual Non-Employee Director RSU Awards. Each year, an annual award of RSUs automatically shall be made in such amount as shall be determined to be appropriate by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) from time to time, to each director of the Company who is not an officer of, or otherwise employed by, the Company or any of its subsidiaries or affiliates (a “Non-Employee Director”) and who is elected or re-elected to serve as a director on the Annual Meeting of Stockholders of the Company occurring in such year (“Annual Meeting”). The grant date of such award shall be the first day of the next scheduled trading window following the date of the Annual Meeting at which such Non-Employee Director is elected or re-elected to service on the Board.

2.Amount of Awards. The amount of RSUs granted for each Non-Employee Director’s annual award shall be determined by dividing (a) the dollar amount of the annual award determined by the Nominating Committee by (b) the Fair Market Value of one Share on the grant date of the annual award.

3.Restriction Period for RSUs. Except as otherwise provided in the Plan and in Rule 6, the restriction period for RSUs awarded to Non-Employee Directors under the Plan shall (unless otherwise determined by the Nominating Committee) lapse as of the earlier of (i) the last day of the Board service year (the period between dates of Annual Meetings) for which the Non-Employee Director is elected to serve or (ii) the first anniversary of the award grant date. Notwithstanding the preceding sentence, RSUs awarded to a Non-Employee Director shall vest upon the occurrence of any of the following events: (a) retirement from service on the Board in accordance with the Company’s Corporate Governance Guidelines, (b) death of the Non-Employee Director, (c) total disability of the Non-Employee Director (as determined by the Compensation Committee in its sole and absolute discretion), (d) resignation by the Non-Employee Director under cases of special circumstances where the Compensation Committee, in its sole discretion, consents to waive the remaining restriction period, or (e) a Change of Control (in the event of a Change of Control as described in Section 11(d)(iii) or Section 11(d)(iv) of the Plan, in the case of a Non-Employee Director whose service on the Board involuntarily terminates on or after the date of the stockholder approval described in either of such Sections but before the date of the consummation described in either of such Sections, the date of termination of such Non-Employee Director’s service shall be deemed for purposes of the

Plan to be the day following the date of the applicable consummation). RSUs shall be forfeited only when the Compensation Committee, in its sole discretion, so determines. Unless the Non-Employee Director shall have otherwise elected as provided in Rule 6, the Shares related to RSUs that vest in accordance with this Rule 3 shall be delivered to the Non-Employee Director within 60 days of the applicable vesting date.

4.Dividends. Pursuant to Section 3(e) of the Plan, the RSU accounts of Non-Employee Directors shall be credited with Dividend Equivalents with respect to all RSUs during the period from the grant date to the payment date. These Dividend Equivalents shall be subject to the same terms and conditions and become payable and be paid as the RSUs to which they relate. All Dividend Equivalents payable in respect of RSUs shall be deemed reinvested in the number of RSUs determined based on the Fair Market Value on the date the corresponding dividend on the Shares is payable to stockholders.

5.Prorated Awards for Non-Employee Directors Elected After Annual Non-Employee Director RSU Awards are Made.

(a) A Non-Employee Director elected to the Board in any given year after the annual Non-Employee Director RSU Awards described in Rule 1 are granted shall receive a prorated annual Award of RSUs for the portion of the Board service year (the period between dates of Annual Meetings of Stockholders) during which he or she is elected to serve. The number of RSUs granted to the Non-Employee Director shall be determined by dividing the dollar value of the prorated award amount by the Fair Market Value of one Share on the grant date (which shall be the first day of the next scheduled trading window following such Non-Employee Director’s election to the Board).

(b) A Non-Employee Director who is elected to the Board before the annual Non-Employee Director RSU Awards described in Rule 1 are granted, but after the start of the Board service year to which such RSU Awards relate, shall receive the full annual RSU Award for such upcoming Board service year, calculated as described in Rule 2 and granted as described in Rule 1.

6.Election to Receive RSUs in Lieu of Annual Cash Retainer, Committee Chair Retainer and Presiding Director Retainer. A Non-Employee Director may elect to receive fully-vested RSUs in lieu of all or a portion of the annual Board cash retainer, any Committee Chair retainer and any Presiding Director retainer for a Board service year. Such election shall be made (a) prior to the first day of the calendar year in which the applicable Board service year begins or (b), solely with respect to a Non-Employee Director whose Board service starts after the first day of the calendar year in which the Board service year begins, prior to the start of such Non-Employee Director’s Board service. Any such RSUs shall be granted to the Non-Employee Director on the first day of the next scheduled trading window following the date the applicable retainer would have been payable in cash. The number of RSUs shall be determined by dividing (i) the dollar amount of the applicable cash retainers elected by the Non-Employee Director, by (ii) the Fair Market Value of one Share on the first day of the applicable trading window. The Shares related to RSUs credited under this Rule 6 shall be delivered to the Non-Employee Director within 60 days following the date his or her Board service terminates.

7.Election to Defer Receipt of Annual Equity Retainer. A Non-Employee Director may elect that all or a portion of the RSUs that would otherwise be payable for a Board service year in accordance with Rule 3 shall not be payable until his or her Board service terminates, provided, however, that such election is made (a) prior to the first day of the calendar year in which the applicable Board service year begins, or (b), solely with respect to a

Non-Employee Director whose Board service starts after the first day of the calendar year in which the Board service year begins, prior to the start of such Non-Employee Director’s Board service. Such an election shall not extend the restriction period applicable to the Award; the Award shall continue to vest as provided in Rule 3. However, the Shares related to the RSUs subject to such election shall be delivered to the Non-Employee Director within 60 days following the date his or her Board service terminates.